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                                                                Exhibit No. 5(e)



              INVESTMENT ADVISORY AND ADMINISTRATION FEE AGREEMENT


     Agreement made as of September 1, 1993, between PAINEWEBBER SERIES TRUST, a Massachusetts business trust ("Trust"), on behalf of the Fixed Income Portfolio, a series of shares of beneficial interest of the Trust ("Portfolio"), and MITCHELL HUTCHINS ASSET MANAGEMENT INC. ("Mitchell Hutchins"), a Delaware corporation registered as broker-dealer under the Securities Exchange Act of 1934, as amended, and as an investment adviser under the Investment Advisers Act of 1940, as amended.

     WHEREAS the Trust has appointed Mitchell Hutchins as investment adviser and administrator for each series of shares of beneficial interest of the Trust as now exists and as hereafter may be established, pursuant to an Investment Advisory and Administration Contract dated April 28, 1988 between the Trust and Mitchell Hutchins ("Advisory Contract"); and

     WHEREAS the Portfolio has been established as a new series of the Trust;

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. For the services provided and the expenses assumed pursuant to the Advisory Contract with respect to the Portfolio, the Portfolio will pay to Mitchell Hutchins a fee, computed daily and paid monthly, at the annual rate of 0.50% of the Portfolio's average daily net assets.

     2. This Fee Agreement shall be subject to all terms and conditions of the Advisory Contract.

     3. This Fee Agreement shall become effective upon the date hereabove written, provided that it shall take effect unless it has first been approved
(i) by a vote of a majority of the Trustees of the Trust who are not parties to this Fee Agreement or the Advisory Contract or interested persons of any such persons at a meeting called for the purpose of such approval and (ii) by vote of a majority of the Portfolio's outstanding voting securities.
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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

                              PAINEWEBBER SERIES TRUST
                               on behalf of the Fixed Income Portfolio

                              By:    /s/ Dianne E. O'Donnell
                                     ----------------------------
                              Name:  Dianne E. O'Donnell
                                     ----------------------------
                              Title: Secretary and Vice President
                                     ----------------------------

                              MITCHELL HUTCHINS ASSET MANAGEMENT INC.

                              By:    /s/ Jack W. Murphy
                                     ----------------------------
                              Name:  Jack W. Murphy
                                     ----------------------------
                              Title: First Vice President
                                     ----------------------------


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